Exhibit 10.1

Execution Version

COOPERATION AGREEMENT

This Cooperation Agreement, dated as of August 8, 2025 (this “Agreement”), is made by and among Heron Therapeutics, Inc., a Delaware corporation (the “Company”) and Rubric Capital Management LP, a Delaware limited partnership (the “Investor”). The Company and the Investor are collectively herein referred to as the “Parties” and individually as a “Party.” Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in Section 21 below.

RECITALS

WHEREAS, the Company and the Investor have engaged in various discussions and communications concerning the Company; and

WHEREAS, the Company and the Investor have determined to come to an agreement with respect to certain matters relating to the composition of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1.
Board Composition and Related Agreements.
(a)
Board Composition.
(i)
As of the closing of the purchase and sale of the shares of common stock, par value $0.01 per share (the “Common Stock”) and shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”) of the Company pursuant to that Note Purchase Agreement, by and among the Company, the purchasers thereto, and the Investor as designated agent for the purchasers, dated August 8, 2025 (the “Purchase Agreement”), the Board and all applicable committees of the Board shall have taken all necessary actions to (x) fix the size of the Board at seven (7) directors and (y) appoint a director nominated by the Investor to be named at closing (the “Investor Appointee”) as a director of the Company. During the period commencing with the date of this Agreement through the expiration of the Cooperation Period, the Board and all applicable committees of the Board shall not increase the size of the Board to more than seven (7) directors, unless mutually agreed to in writing by the Company and the Investor.
(ii)
The Company agrees that, upon appointment to the Board, the Investor Appointee shall receive (i) the same benefits of director and officer insurance as all other non-management directors on the Board, (ii) the same compensation for his or her service as a director as the compensation received by other non-management directors on the Board, and (iii) such other benefits on the same basis as all other non-management directors on the Board.

(b)
New Director Nominations. The Company’s slate of nominees for the election of directors of the Company at the Company’s 2026 annual meeting of stockholders (the “2026 Annual Meeting”) shall include the Investor Appointee and no more than six (6) other persons as nominees. The Company shall recommend, support and solicit proxies in favor of the election of the Investor Appointee at the 2026 Annual Meeting in the same manner as it recommends, supports and solicits proxies in favor of the election of the Company’s other nominees at the 2026 Annual Meeting.
(c)
Replacement Directors.
(i)
Following the date of this Agreement, if the Investor Appointee is unable or unwilling to serve as a director for any reason, then the Investor shall have the ability to recommend a substitute person to replace such Investor Appointee, in accordance with, and subject to, this Section 1(c).
(ii)
Except as otherwise specified in this Agreement, if a replacement Director (a “Replacement Director”) is appointed to the Board pursuant to this Section 1(c), all references in this Agreement to the term “Investor Appointee” will include such Replacement Director(s), as applicable.
(iii)
The appointment of any Replacement Director shall be subject to (A) the execution and delivery by such Replacement Director of (x) a fully completed copy of the Company’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation required by the Company in connection with the appointment or election of all new non-management Board members, and (y) a written acknowledgment that such Replacement Director agrees to be bound by all Company Policies (defined below), (B) such Replacement Director qualifying as “independent” pursuant to SEC rules and regulations and applicable stock exchange listing standards and (C) the Board determining such Replacement Director to be reasonably acceptable (such acceptance not to be unreasonably withheld).
(iv)
The Nominating and Corporate Governance Committee, acting reasonably and in good faith, shall make its determination and recommendation regarding whether any candidate for Replacement Director so qualifies within five (5) Business Days of the Investor’s recommendation. If the Nominating and Corporate Governance Committee does not accept a substitute person recommended by the Investor as a Replacement Director, then the Investor will have the right to recommend additional substitute person(s) whose appointment will be subject to the Nominating and Corporate Governance Committee recommending such person in accordance with the procedures described in this Section 1(c). Upon the recommendation of a candidate for Replacement Director by the Nominating and Corporate Governance Committee, the Board shall review and vote on the appointment of such candidate to the Board no later than five (5) Business Days after the Nominating and Corporate Governance Committee’s recommendation of such candidate; provided, that if the Board does not approve and appoint such candidate for Replacement Director to the Board (such approval not to be unreasonably withheld), the Parties shall continue to follow the procedures described in this Section 1(c)(iv) until a Replacement Director is approved and appointed to the Board.

(v)
If, at any time following the date of this Agreement, the Investor’s aggregate Beneficial Ownership is less than the lesser of (x) 10% of the then-outstanding shares of Common Stock and (y) 50% of the Conversion Shares (as defined in the Purchase Agreement) (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Investor Minimum Ownership Level”), then the Investor shall immediately and irrevocably lose its rights under this Section 1(c) to recommend or appoint a Replacement Director with respect to the Investor Appointee. For purposes of this Section 1(c)(v), the shares of Common Stock underlying the Preferred Stock purchased pursuant to the Securities Purchase Agreement, dated as of the date hereof, by and among the Company and each purchaser identified on the signature pages thereto (the “Securities Purchase Agreement”) and the Notes purchased pursuant to the Purchase Agreement shall be deemed to be Beneficially Owned regardless of any limitation on conversion or right of the Company to settle in conversions in cash.
(d)
Additional Agreements.
(i)
The Investor agrees (A) to cause its controlled Affiliates and Representatives to comply with the terms of this Agreement and (B) that it shall be responsible for any breach of this Agreement by any such controlled Affiliate. A breach of this Agreement by a controlled Affiliate or Representative of any member of the Investor, if such controlled Affiliate is not a Party hereto, shall be deemed to occur if such controlled Affiliate or Representative engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Representative were a Party hereto to the same extent as the Investor.
(ii)
During the Cooperation Period, the Investor agrees that it shall, and shall cause each of its controlled Affiliates to, appear in person or by proxy at each annual or special meeting of the stockholders of the Company (each, a “Stockholder Meeting”) and vote all Voting Securities beneficially owned, directly or indirectly, by the Investor or such controlled Affiliate (or which the Investor or such Affiliate has the right or ability to vote) at such meeting (A) in favor of the slate of directors recommended by the Board, (B) against the election of any nominee for director not approved, recommended and nominated by the Board for election at any such meeting, and (C) in accordance with the Board’s recommendation with respect to any other matter presented at such meeting; provided, however, that if Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) make a recommendation that differs from the recommendation of the Board with respect to any proposal submitted to the Company’s stockholders at any Stockholder Meeting (other than as related to the election or removal of directors), the Investor shall be permitted to vote in accordance with such ISS or Glass Lewis recommendation; provided, further, that the Investor shall be permitted to vote in its sole discretion with respect to any proposals relating to an Extraordinary Transaction that requires a vote of the Company’s stockholders.
(iii)
During the Cooperation Period, the Investor will notify the Company within two (2) Business Days of such time as the Investor in the aggregate Beneficially Owns less than the Investor Minimum Ownership Level. Such information provided to the Company will be kept strictly confidential unless required to be disclosed pursuant to law, legal process, subpoena, the rules of any stock exchange or any legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the Company.

Section 2.
Standstill Provisions. During the Cooperation Period, the Investor shall not, and shall cause each of its controlled Affiliates not to, directly or indirectly, alone or in concert with others (including through any Representative of any member of the Investor or any of its controlled Affiliates), without the prior written consent of the Company:
(a)
(i) acquire, cause to be acquired, or offer, seek or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining or forming a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)), through swap or hedging transactions or otherwise (the taking of any such action, an “Acquisition”), Beneficial Ownership of any securities or assets of the Company (or any direct or indirect rights or options to acquire such ownership, including voting rights decoupled from the underlying Voting Securities) such that after giving effect to any such Acquisition, the Investor or any of its controlled Affiliates holds, directly or indirectly, an aggregate Beneficial Ownership in excess of 19.99% of the then outstanding Voting Securities (provided that, for the avoidance of doubt, nothing in the foregoing shall not restrict the exercise of any securities of the Issuer received by the Investor under the Purchase Agreement or the Securities Purchase Agreement ); (ii) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist, knowingly facilitate or knowingly encourage any other Person to effect or seek, offer or propose to effect or participate in an Extraordinary Transaction (but nothing in this Section 2(a) shall prohibit any member of the Investor or any of its controlled Affiliates from tendering into (or failing to tender into) a tender or exchange offer, receiving payment or other consideration for securities of the Company, voting its Voting Securities “for” or “against” any Extraordinary Transaction, or otherwise participating in any such transaction on the same basis as other stockholders of the Company, or from participating in any such transaction that has been approved by the Board);
(b)
(i) nominate, give notice of an intent to nominate, or recommend for nomination a person for election to the Board (other than pursuant to Section 1) or take any action in respect of the removal of any director, (ii) knowingly seek or knowingly encourage any person to submit any nomination in furtherance of a “contested solicitation” or take any other action in respect of the election or removal of any director, (iii) submit, or knowingly seek or knowingly encourage the submission of, any stockholder proposal (pursuant to Rule 14a-8 or otherwise) for consideration at, or bring any other business before, any Stockholder Meeting, (iv) request, or knowingly initiate, knowingly encourage or participate in any request, to call a Stockholder Meeting, (v) seek to amend any provision of the Company’s Certificate of Incorporation, as amended, or Amended and Restated Bylaws (the “Bylaws”), or (vi) take any action similar to the foregoing with respect to any subsidiary of the Company; provided, however, that nothing in this Agreement shall prevent the Investor or its controlled Affiliates from taking actions in furtherance of identifying director candidates in connection with the 2026 Annual Meeting a reasonable time before the Cooperation Period expires on the Trigger Date, so long as such actions do not create a public disclosure obligation for the Investor or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with any member of the Investor’s normal practices in the circumstances;

(c)
solicit any proxy, consent or other authority to vote of stockholders or conduct any other referendum (binding or non-binding) (including any “withhold,” “vote no” or similar campaign) with respect to, or from the holders of, Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in, or knowingly assist, advise, initiate, knowingly encourage or knowingly influence any person (other than the Company) in, any “solicitation” of any proxy, consent or other authority to vote any Voting Securities (other than such assistance, advice, encouragement or influence that is consistent with the Board’s recommendation in connection with such matter); provided, however, that the foregoing shall not restrict any member of the Investor from stating how it intends to vote with respect to any Extraordinary Transaction, if any, in accordance with Section 1(e)(ii) and the reasons therefor;
(d)
(i) grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any Stockholder Meeting) or (ii) deposit or agree or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any agreement or arrangement with respect to the voting of such securities (including a voting agreement or pooling arrangement), other than (A) any such voting trust or arrangement solely for the purpose of delivering to the Company or its designee a proxy, consent, or other authority to vote in connection with a solicitation made by or on behalf of the Company or (B) customary brokerage accounts, margin accounts and prime brokerage accounts;
(e)
knowingly encourage, advise or knowingly influence any person, or knowingly assist any person in so knowingly encouraging, advising or knowingly influencing any person, with respect to the giving or withholding of any proxy, consent or authority to vote any Voting Securities or in conducting any referendum (binding or non-binding) (including any “withhold,” “vote no” or similar campaign); provided, however, that the foregoing shall not restrict any member of the Investor from stating how it intends to vote with respect to an Extraordinary Transaction, if any, in accordance with Section 1(e)(ii) and the reasons therefor;
(f)
form, join, knowingly encourage the formation of, or in any way participate in any partnership, limited partnership, syndicate or group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities (other than a group that includes all or some of the members of the Investor or a group that the Investor is part of as of the date of this Agreement, but does not include any other entities or persons that are not members of the Investor as of the date hereof; provided, however, that nothing herein shall limit the ability of a controlled Affiliate of the Investor to join such group following the execution of this Agreement, so long as any such controlled Affiliate agrees to be bound by the terms and conditions of this Agreement);
(g)
publicly make or publicly advance any request or proposal to amend, modify or waive any provision of this Agreement, or take any action challenging the validity or enforceability of any provision of or obligation arising under this Agreement; provided, that the Investor may make confidential requests to the Board to amend, modify or waive any provision of this Agreement, which the Board may accept or reject in its sole and absolute discretion (it being understood and agreed that the Board shall consider in good faith any waiver requests to the Acquisition limits set forth in Section 2(a) in the event of any registered securities offerings made by the Company), so long as any such request is not publicly disclosed by the Investor and is made by the Investor in a manner that is not reasonably expected to require, and that does not require, the public disclosure thereof by the Company, the Investor or any other person;
(h)
make a request for a list of the Company’s stockholders or for any books and records of the Company whether pursuant to Section 220 of the Delaware General Corporation Law or otherwise; or
(i)
enter into any discussion, negotiation, agreement, arrangement or understanding concerning any of the foregoing (other than this Agreement) or knowingly encourage, assist, solicit, seek or seek to cause any person to undertake any action inconsistent with this Section 2.

Notwithstanding anything to the contrary contained in Section 2 or elsewhere in this Agreement, (A) nothing in this Agreement will prohibit the Investor or its controlled Affiliates from making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company or a third party; (B) the Investor shall not be prohibited or restricted from communicating privately with the Chief Executive Officer of the Company, the Board or any director of the Company regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any Party; (C) nothing in this Agreement will prohibit the Investor or its controlled Affiliates from making confidential communications to any of their current or prospective investors or clients, in their capacities as such; provided that such conversations would not otherwise violate this Section 2; and (D) no Party shall be prohibited from taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over such Party, provided that a breach by such Party of this Agreement is not the cause of the applicable requirement. Furthermore, for the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be deemed to limit the exercise in good faith by the Investor Appointee (or a Replacement Director) of such person’s fiduciary duties solely in such person’s capacity as a director of the Company.

Notwithstanding any of the foregoing, the restrictions in this Section 2 shall terminate automatically upon the occurrence of any material breach of this Agreement by the Company upon five (5) business days’ written notice by the Investor to the Company if such breach has not been cured within such notice period, provided that the Investor is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period.

Section 3.
Representations and Warranties of All Parties. Each Party represents and warrants to the other Parties that (a) such Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms (subject to applicable bankruptcy and similar laws relating to creditors’ rights and to general equity principles) and (c) this Agreement will not result in a material violation of any (i) term or condition of any agreement to which such person is a party or by which such Party may otherwise be bound or (ii) law, rule, license, regulation, judgment, order or decree governing or affecting such Party.

Section 4.
Representations and Warranties of the Investor.
(a)
The Investor represents, warrants and covenants to the Company that, as of the date of this Agreement, the Investor and its Affiliates and/or managed funds collectively beneficially own and are entitled to vote an aggregate number of shares of Common Stock as disclosed to the Company and does not have any Synthetic Position (other than the shares of Common Stock Beneficially Owned as set forth in this Section 4(a) or any securities purchased under the Purchase Agreement or that certain Securities Purchase Agreement in any Voting Securities.
(b)
The Investor represents, warrants and covenants to the Company that Investor is not or will not become party to any agreement, arrangement or understanding (whether written or oral) with the Investor Appointee or any Replacement Director with respect to such person’s service as a director on the Board, including any such agreement, arrangement or understanding with respect to how such person should or would vote or act on any issue or question as a director.
Section 5.
Press Release; Communications. Promptly following the execution of this Agreement, the Company shall issue a mutually agreeable press release announcing certain terms of this Agreement. During the Cooperation Period and subject to the terms of this Agreement, neither the Company (including the Board or any committee thereof) nor the Investor shall make or cause to be made, and the Company and the Investor will cause their respective controlled Affiliates not to make or cause to be made, any public announcement or statement with respect to the subject matter of this Agreement that is inconsistent with or contrary to the terms of this Agreement without the prior written consent of the other Party. The Company acknowledges and agrees that the Investor may file this Agreement as an exhibit to its Schedule 13D. The Company shall be given a reasonable opportunity to review and comment on any Schedule 13D amendment filing made by the Investor (including any separate filings made by individual members thereto) with respect to this Agreement, and the Investor shall give reasonable consideration to any comments of the Company. The Investor acknowledges and agrees that the Company may file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and other filings with the SEC. The Investor shall be given a reasonable opportunity to review and comment on any Current Report on Form 8-K or other filing with the SEC made by the Company with respect to this Agreement, and the Company shall give reasonable consideration to any comments of the Investor.
Section 6.
Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby; except that the Company will reimburse the Investor for its reasonable, documented out-of-pocket expenses incurred in connection with seeking representation on the Board and the negotiation and entry into this Agreement, in an amount not to exceed $200,000.
Section 7.
Company Policies. The Parties hereto acknowledge that the Investor Appointee, upon election or appointment to the Board, will serve as a member of the Board and will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other directors (collectively, the “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all non-employee directors of the Company. The Company represents and warrants that all Company Policies currently in effect are publicly available on the Company’s website or have otherwise been provided in writing to the Investor. The Company acknowledges and agrees that (i) no Company Policy shall in any way inhibit any Board members (including the Investor Appointee) from communicating with the Investor so long as they comply with applicable law, their confidentiality obligations to the Company, their fiduciary duties to the Company and the Governance Guidelines in their capacity as Board members, and (ii) no Company Policy shall apply to the Investor and its controlled Affiliates, including Company Policies with respect to trading in the Company’s securities, as the Investor and its controlled Affiliates are not directors or employees of the Company.
Section 8.
Non-Disparagement. Each of the Parties covenants and agrees that, during the Cooperation Period, neither it nor any of its respective controlled Affiliates, Representatives, or any of its or its controlled Affiliates’ Representatives, successors or assigns shall in any way publicly (or in any way reasonably expected to be made public) disparage, comment negatively upon, slander, criticize, attempt to discredit, call into disrepute, defame or otherwise make or cause to be made any public statements or statements reasonably expected to be made public that would reasonably be expected to damage the business or reputation of the other Party or such other Party’s subsidiaries, controlled Affiliates, officers (including any current or former officer of a Party or a Party’s subsidiaries), directors (including any current or former director of a Party or a Party’s subsidiaries) or employees or any of their businesses, products or services. Each Party shall use its commercially reasonable efforts to cause its and its controlled Affiliates’ Representatives to comply with this Section 8. Nothing in this Section 8 will be deemed to prevent either the Company or the Investor from complying with its respective disclosure obligations under law, legal process, subpoena, the rules of any stock exchange or any legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought.
Section 9.
Termination. Except as otherwise provided in this Agreement and unless otherwise mutually agreed in writing by each Party, this Agreement shall terminate on the earlier of (i) the expiration of the Cooperation Period and (ii) a Change of Control of the Company. Notwithstanding the foregoing, Sections 6 and 11 through 21 shall survive the termination or expiration of this Agreement. No termination of this Agreement shall relieve any Party from liability for any breach of this Agreement prior to such termination.
Section 10.
Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Each Party agrees to use its commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

Section 11.
Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally, (ii) upon confirmation of receipt, when sent by e-mail (provided, that such confirmation is not automatically generated), or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company:

Heron Therapeutics, Inc.
100 Regency Forest Drive, Suite 300

Cary, North Carolina 27518
Attention: Ira Duarte, Executive Vice President, Chief Financial Officer
E-mail: [***]

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey 07078
Attention: Andrew P. Gilbert and Emilio Ragosa
E-mail: andrew.gilbert@us.dlapiper.com; emilio.ragosa@us.dlapiper.com

If to the Investor:

c/o Rubric Capital Management LP
155 East 44th St, Suite 1630
New York, New York 10017
Attention: Brian Kleinhaus, General Counsel
E-mail: [***]

with a copy (which shall not constitute notice) to:

McDermott Will & Schulte LLP
919 Third Avenue
New York, New York 10022
Attention: Ele Klein; Adriana Schwartz

E-mail: Eleazer.Klein@srz.com; Adriana.Schwartz@srz.com

Section 12.
Injunctive Relief; Fees.
(a)
Each Party acknowledges and agrees that any breach of any provision of this Agreement shall cause the other Party irreparable harm which would not be adequately compensable by money damages. Accordingly, in the event of a breach or threatened breach by a Party of any provision of this Agreement, the other Party shall be entitled to seek the remedies of injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages or post a bond or other security. The foregoing right shall be in addition to such other rights or remedies that may be available to the non-breaching Party for such breach or threatened breach, including the recovery of money damages.
(b)
If a Party institutes any legal suit, action, or proceeding against the other Party to enforce this Agreement (or obtain any other remedy regarding any breach of this Agreement) or arising out of or relating to this Agreement, including contract, equity, tort, fraud, and statutory claims, the prevailing Party in the suit, action, or proceeding is entitled to receive, and the non-prevailing Party shall pay, in addition to all other remedies to which the prevailing Party may be entitled, the costs and expenses incurred by the prevailing Party in conducting the suit, action, or proceeding, including actual attorneys’ fees and expenses, even if not recoverable by law.
Section 13.
Governing Law; Jurisdiction; Jury Waiver. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any action of the Company or the Investor in the negotiation, administration, performance or enforcement hereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement and any rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and any rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”). Each Party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement in any court other than the Chosen Courts. Each Party hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any Chosen Court or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in any Chosen Court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.
Section 14.
Counterparts; Electronic Transmission. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. Any signature to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.
Section 15.
No Waiver. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver of, or deprive that Party of the right thereafter to insist upon strict adherence to, that term or any other term of this Agreement.
Section 16.
Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may only be amended pursuant to a written agreement executed by each Party.
Section 17.
Successors and Assigns. This Agreement may not be transferred or assigned by any Party without the prior written consent of the other Party. Any purported assignment without such consent is null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.
Section 18.
No Joint Liability. Notwithstanding anything to the contrary in this Agreement, all representations, warranties, covenants, liabilities and obligations under this Agreement are several, and not joint, except among the members of the Investor collectively as a Party to this Agreement.
Section 19.
No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other person.
Section 20.
Interpretation and Construction. Each Party acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each Party, and any controversy over any interpretation of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, (i) the word “including” (in its various forms) means “including, without limitation,” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement, and (iii) the word “or” is not exclusive.

Section 21.
Certain Defined Terms. For purposes of this Agreement:
(a)
“Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act, and shall include all persons or entities that at any time during the term of this Agreement become Affiliates of any person or entity referred to in this Agreement; provided, however, that the term “Affiliate” shall not include any publicly-traded portfolio company in which any member of the Investor has a minority or non-controlling investment; provided, further, that, for purposes of this Agreement, the Investor shall not be deemed an Affiliate of the Company and the Company shall not be deemed an Affiliate of any member of the Investor.
(b)
“Beneficial Ownership” has the meaning of such term under or as used in Rule 13d-3 promulgated by the SEC under the Exchange Act. A person shall be deemed to be the “Beneficial Owner” of, or to “beneficially own,” any securities that such person has Beneficial Ownership of. For purposes of this Agreement, references to the aggregate Beneficial Ownership of the Investor shall be determined irrespective of whether the members thereto remain as part of a “group” for purposes of the Exchange Act.
(c)
“Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) other day on which commercial banks in the State of New York are authorized or required to be closed by applicable law.
(d)
“Change of Control” means, with respect to the Company, any transaction or series of related transactions in which a person or a group becomes the Beneficial Owner of Voting Securities of the Company constituting 50% or more of the total voting power of the Company.
(e)
“Common Stock” means the common stock, $0.01 par value per share, of the Company.
(f)
“Cooperation Period” means the period commencing with the execution of this Agreement and ending on the Trigger Date.
(g)
“Extraordinary Transaction” means any merger, acquisition, tender or exchange offer, recapitalization, reorganization, financing, liquidation, disposition of all or substantially all of the assets of the Company, spin-off, split-off, or other business combination or similar transaction involving the Company.
(h)
“Trigger Date” means the date that is the earlier of (i) thirty (30) days prior to the deadline for nomination of directors and stockholder proposals pursuant to the Bylaws for the 2026 Annual Meeting, (ii) February 12, 2026, and (iii) one hundred and twenty (120) days prior to the first anniversary of the 2025 Annual Meeting.
(i)
“Representatives” means, as to any person, such person’s and its and their respective directors, officers, employees, partners, members, managers, agents or other representatives, in each case, acting on its behalf; provided, however, that any reference to “controlled Affiliates’ Representatives” shall not include such controlled Affiliate’s employees.

(j)
“SEC” means the U.S. Securities and Exchange Commission.
(k)
“Synthetic Position” means any option, warrant, convertible security, stock appreciation right or other security, contract right or derivative position or similar right (including any “swap” transaction with respect to any security, other than a broad based market basket or index) (each of the foregoing, a “Derivative”), whether or not presently exercisable, that has an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of Voting Securities or a value determined in whole or in part with reference to, or derived in whole or in part from, the value of Voting Securities and that increases in value as the market price or value of Voting Securities increases or that provides an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of Voting Securities, in each case regardless of whether (x) it conveys any voting rights in such Voting Securities to any person, (y) it is required to be or capable of being settled, in whole or in part, in Voting Securities, or (z) any person (including the holder of such Synthetic Position) may have entered into other transactions that hedge its economic effect.
(l)
“Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors; provided that as it pertains to any obligations of the Investor and any of its controlled Affiliates hereunder, “Voting Securities” will not include any securities contained in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities or other interests of the Company.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Party has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

HERON THERAPEUTICS, INC. By: /s/ Ira Duarte Name: Ira Duarte Title: Executive Vice President, Chief Financial Officer

[Signature Page to Cooperation Agreement]

IN WITNESS WHEREOF, each Party has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

RUBRIC CAPITAL MANAGEMENT LP By: Rubric Capital Management GP LLC, its General Partner By: /s/ Michael Nachmani Name: Michael Nachmani Title: Authorized Signatory

[Signature Page to Cooperation Agreement]